Delta Apparel Reports Another Year of Record Results
4Q11 Revenue Increased 9.1% to a Record $137.6 Million
4Q10 Diluted EPS Increased 51.6% to $0.97
FY11 Revenue Increased 12.0% to a Record $475.2 Million
FY11 Diluted EPS Increased 41.4% to a Record $1.98
Company Maintains Fiscal Year 2012 Outlook

GREENVILLE, SC-August 31, 2011-Delta Apparel, Inc. (NYSE Amex: DLA) today reported financial results for its fourth quarter and fiscal year ended July 2, 2011.

Fourth Quarter Highlights

•	Net sales increased 9.1% to a record $137.6 million from $126.2 in the prior year period

•	Gross margins improved 340 basis points to 27.3%

•	Net income increased 50.6% to $8.5 million from $5.7 million in the prior year

•	Diluted EPS increased 51.6% to $0.97 from $0.64 in the prior year period

Fiscal 2011 Highlights

•	Net sales increased 12.0% to a record $475.2 million from $424.4 million in the prior year

•	Gross margins improved 80 basis points to 24.5%

•	Net income increased 42.2% to $17.3 million from $12.2 million in fiscal year 2010

•	Diluted EPS increased 41.4% to $1.98 compared to $1.40 last fiscal year

Robert W. Humphreys, Chairman and Chief Executive Officer, commented, “Fiscal year 2011 was exciting for us at Delta Apparel, Inc. and we are proud of our many accomplishments. Despite less than ideal market conditions, we achieved our eighth consecutive year of record sales, driven by organic sales growth, the acquisition of The Cotton Exchange and new license agreements. We continued to penetrate new markets and reach more consumers with our lifestyle branded activewear apparel and headwear. Having a vertically integrated, flexible manufacturing platform allows us to leverage our scale efficiencies while providing consistently high-quality products and reliable service to our customers.”

Branded Segment Review
Branded segment sales for the fourth quarter were $60.6 million, a 12.6% increase from the prior year fourth quarter sales of $53.8 million. Additional revenue from The Cotton Exchange, the college bookstore of division of Soffe, contributed to the sales growth, along with strong sales from the Salt Life® collection and higher sales of vintage inspired Junk Food® products. For the full year, sales of branded products grew 12.1% to $221.7 million, representing approximately 47% of total revenues. The segment had organic sales growth of 1.6% driven by mid-single digit sales growth in our activewear apparel and headwear brands, partially offset by sales declines of Junk Food® products. After achieving sales growth of over 40% in the prior year, revenue declined approximately 20% in the Junkfood business in fiscal year 2011 as it cycled the rollout of significant programs from the prior year. This decline, coupled with additional marketing and operational expenses associated with Salt Life® and the digital printing business, drove a decrease in operating income to $2.8 million in the fourth quarter of fiscal year 2011 compared to $5.5 million for the same period last year, and operating income of $8.4 million for the full fiscal year compared to $17.3 million in the fiscal year 2010.

Basics Segment Review
The basics segment had sales of $77.1 million for the quarter ended July 2, 2011, an increase of 6.5% compared to the prior year fourth quarter, driven by sales growth in catalog products, partially offset by declines in the private label programs. The revenue growth resulted from a 22.2% increase in average selling prices partially offset by lower unit sales. For the twelve months ended July 2, 2011, the basics segment had sales of $253.5 million, an 11.9% increase from sales of $226.6 million in the prior year driven from higher average selling prices offset by a slight decline in units sold. Higher selling prices, coupled with strong manufacturing results and the ability to leverage selling, general and administrative expenses, resulted in operating income of $8.8 million for the fourth fiscal quarter and $16.9 million for fiscal year 2011. This compares to operating income of $3.0 million in the fourth quarter of the prior year, and $2.9 million for fiscal year 2010.

Stock Repurchases
On August 17, 2011, the Company's Board of Directors approved a $5 million increase in the Company's Stock Repurchase Program, bringing the total authorization to $20 million. This marked the fourth increase since the program began in November 2000. Since inception, the Company has spent approximately $12.1 million under the Stock Repurchase Program, buying back approximately 1.2 million shares at an average price of $9.81. In fiscal year 2011, the Company spent $2.5 million repurchasing 177 thousand shares at an average of $14.18 per share. Approximately $8.0 million remains available for future stock repurchases pursuant to the Stock Repurchase Program.

Fiscal 2012 Guidance
The Company is maintaining its fiscal year 2012 outlook for sales and earnings. For the fiscal year ending June 30, 2012, the Company still expects net sales to be in the range of $500 to $520 million and earnings to be in the range of $2.00 to $2.15 per diluted share.

In fiscal year 2012 the Company faces challenging market conditions as a result of the volatile cotton market, inflationary pressures and general economic conditions which continue to impact discretionary spending. Although the Company believes it has taken these risks, as well as other factors, into consideration in determining the guidance for fiscal year 2012, the significance of the challenges, many of which are outside of the Company's control, creates heightened risk to the volatility of earnings in the upcoming fiscal year.

Mr. Humphreys concluded, “Over the past few years, through organic growth and acquisitions, we have built a strong portfolio of exciting brands. While we are currently operating in a macroeconomic environment that is not particularly conducive to consumer spending and could pose some near-term challenges, we believe our collection of brands provides Delta Apparel, Inc. with compelling long-term growth opportunities through further diversification of products and distribution channels. In addition, the strength of our balance sheet gives us the flexibility to continue to make prudent strategic investments for growth in the future. The recent increase in authorization for our Stock Repurchase Program also gives us the flexibility to invest in our own shares if we believe market conditions have caused our stock to be undervalued. We remain committed to building significant and sustained value for our shareholders.”

Conference Call
The Company will hold a conference call with senior management to discuss the financial results at 4:30 p.m. ET today. The Company invites you to join the call by dialing (719) 457-2607. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from August 31, 2011 through September 30, 2011. To access the telephone replay, participants should dial (858) 384-5517. The access code for the replay is: 7392740.

About Delta Apparel, Inc.
Delta Apparel, Inc., along with its operating subsidiaries, M. J. Soffe, LLC, Junkfood Clothing Company, To The Game, LLC, Art Gun, LLC and TCX, LLC, is an international design, marketing, manufacturing, and sourcing company that features a diverse portfolio of lifestyle branded activewear apparel and headwear, and high quality private label programs. The Company specializes in selling casual and athletic products across distribution tiers and in most store types, including specialty stores, boutiques, department stores, mid-tier and mass chains. From a niche distribution standpoint, the Company also has strong distribution at college bookstores and the U.S. military. The Company's products are made available direct-to-consumer on its websites at www.soffe.com, www.junkfoodclothing.com, www.saltlife.com and www.deltaapparel.com. Additional products can be viewed at www.2thegame.com and www.thecottonexchange.com. The Company's operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 7,200 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the general U.S and international economic conditions; the ability to grow, achieve synergies and realize the expected profitability of recent acquisitions; the volatility and uncertainty of raw material, transportation and energy prices and the availability of these products and services; changes in consumer confidence, consumer spending, and demand for apparel products; the ability of our brands and products to meet consumer preferences within the prevailing retail environment; significant interruptions in our distribution network or information systems; the financial difficulties encountered by our customers and higher credit risk exposure; the competitive conditions in the apparel and textile industries; changes in environmental, tax, trade, employment and other laws and regulations; changes in the economic, political and social stability of our offshore locations; significant litigation in either domestic or international jurisdictions, the relative strength of the United States dollar as against other currencies; and other risks described from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized

Company Contact:
Deborah Merrill
Chief Financial Officer
(864) 232-5200 x6620

Investor Relations Contact:
Brendon Frey
ICR, Inc.
(203) 682-8200

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	July 2, 2011	July 3, 2010	July 2, 2011	July 3, 2010

Net Sales	$137,644	$126,187	$475,236	$424,411
Cost of Goods Sold	100,058	96,028	359,001	323,628
Gross Profit	37,586	30,159	116,235	100,783

Selling, General and Administrative	25,836	21,531	91,512	80,695
Change in Fair Value of Contingent Consideration	—	—	(1,530)	—
Goodwill Impairment Charge	—	—	612	—
Other Expense (Income), Net	165	115	345	(74)
Operating Income	11,585	8,513	25,296	20,162

Interest Expense, Net	788	704	2,616	3,509

Income Before Provision for Income Taxes	10,797	7,809	22,680	16,653

Provision for Income Taxes	2,264	2,142	5,353	4,466

Net Income	$8,533	$5,667	$17,327	$12,187

Weighted Average Shares Outstanding
Basic	8,428	8,516	8,486	8,514
Diluted	8,772	8,861	8,747	8,733

Net Income per Common Share
Basic	$1.01	$0.67	$2.04	$1.43
Diluted	$0.97	$0.64	$1.98	$1.40

		July 2, 2011	July 3, 2010

Current Assets
Cash		$656	$687
Receivables, Net		76,821	60,991
Inventories, Net		159,209	116,599
Prepaids and Other Assets		4,059	3,475
Deferred Income Taxes		2,931	3,162
Total Current Assets		243,676	184,914

Noncurrent Assets
Property, Plant & Equipment, Net		39,756	37,694
Goodwill and Other Intangibles, Net		24,217	25,442
Other Noncurrent Assets		4,216	3,283
Total Noncurrent Assets		68,189	66,419

Total Assets		$311,865	$251,333

Current Liabilities
Accounts Payable and Accrued Expenses		$79,262	$53,321
Income Tax Payable		969	712
Current Portion of Long-Term Debt		2,799	5,718
Total Current Liabilities		83,030	59,751

Noncurrent Liabilities
Long-Term Debt		83,974	62,355
Deferred Income Taxes		2,877	1,826
Other Noncurrent Liabilities		19	1,687
Total Noncurrent Liabilities		86,870	65,868

Shareholders' Equity		141,965	125,714

Total Liabilities and Shareholders' Equity		$311,865	$251,333